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                                                      EXHIBIT 4.6



                   SUBORDINATED PROMISSORY NOTE


$75,000,000                                    September 29, 1997


     EEX CAPITAL INC., a Delaware corporation ("EEX Capital"), as successor by merger to EEX Capital L.L.C., a Delaware limited liability company, for value received, promises and agrees to pay on demand or, if no demand has been made, on August 4, 2005, to the order of MIStS ISSUER L.L.C., a Delaware limited liability company ("MIStS Issuer"), at its account with The Chase Manhattan Bank, account number 910-2-745156, 1 Chase Manhattan Plaza, New York, New York 10005, in lawful money of the United States of America the sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000), together with interest thereon from and after the date hereof until maturity as specified in Section 2.02 below.

     From and after the date hereof, this Subordinated Promissory
Note: (a) shall be subject to the terms of that certain Subordination Agreement dated as of September 29, 1997 executed by MIStS Issuer in favor of The Chase Manhattan Bank, as Administrative Agent, for the benefit of the lenders from time to time party to the EEX Syndicated Credit Agreement hereinafter described (the "Subordination Agreement"), and (b) shall be deemed to replace that certain demand note dated August 4, 1995, and amended on October 31, 1996 and June 27, 1997, in the original face principal amount of $150,000,000 made by EEX Capital L.L.C. in favor of MIStS Issuer (the "Existing Note") on which a principal payment of $75,000,000 was made and received as of the date hereof; provided, however, that nothing herein shall be deemed to compromise or otherwise forgive any accrued and unpaid interest under the Existing Note.


                            ARTICLE I

                           Definitions

          Section 1.01  Certain Defined Terms.  As used herein,
(a) capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Subscription Agreement, and (b) the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Subordinated Promissory Note in the singular to have the same meanings when used in the plural and vice versa):

          "Additional Amounts" shall mean, collectively, (a) all "Additional Dividends" under and as defined in the MIStS Issuer LLC Agreement, and (b) all "Additional
     Costs" under and as defined in the Subscription
     Agreement.

          "Affiliate" shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than 50% of the outstanding capital stock or other equity interests having ordinary voting power.

          "Business Day" shall have the meaning assigned in the Subscription Agreement.

          "Certificate of Designations" shall have the meaning assigned in the Subscription Agreement.

          "Closing Date" shall mean September 29, 1997.

          "Collection Account" shall have the meaning assigned in the MIStS Issuer LLC Agreement.

          "Debt" shall have the meaning assigned in the Subscription Agreement.

          "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

          "Designated Subsidiary" shall have the meaning assigned in the EEX Syndicated Credit Agreement.

          "Dividend Payment Date" shall have the meaning assigned in the MIStS Issuer LLC Agreement.

          "Dividend Period" shall have the meaning assigned in the MIStS Issuer LLC Agreement.

          "Dividends" shall mean, collectively, (a)
     "Dividends" under and as defined in the MIStS Issuer
     LLC Agreement, and (b) "Dividends" under and as defined in the Certificate of Designations.

          "Dollars" and "$" shall mean lawful money of the United States of America.

          "EEX" shall mean Enserch Exploration, Inc., a
     Texas corporation.

          "EEX Guaranty Agreement" shall mean the Amended and Restated Guaranty Agreement dated as of September
     29, 1997 executed by EEX guaranteeing the payment of this Subordinated Promissory Note, as the same may be amended, supplemented, restated or replaced from time to time.

          "EEX Subordinated Note" shall mean that certain
     Subordinated Promissory Note dated September 29, 1997 executed by EEX in favor of EEX Capital in the face principal amount of $75,000,000, as the same may be amended, supplemented, restated or replaced from time to time.

          "EEX Syndicated Credit Agreement" shall mean that certain Credit Agreement dated as of May 1, 1995 among EEX, as borrower, The Chase Manhattan Bank, as Administrative Agent and the lenders signatory thereto, as amended by First Amendment dated September 19, 1996, and Second Amendment dated June 27, 1997, and in effect on the Closing Date, together with such amendments thereto as be adopted in accordance therewith and consented to by the Majority Holders.

          "Event of Default" shall have the meaning assigned such term in Section 5.01 of this Subordinated
     Promissory Note.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

          "Guarantors" shall mean EEX and the Subsidiary
     Guarantors.

          "Guaranty Agreements" shall mean the EEX Guaranty
     Agreement and the Subsidiary Guaranty Agreements.

          "Hedging Agreements" shall mean any commodity, interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement or other exchange or rate protection agreements or any option with respect to any such transaction.

          "Holders" shall have the meaning specified in the Subscription Agreement.

          "Indebtedness" shall have the meaning specified in the Subscription Agreement.

          "Interest Payment Date" shall mean a day which is a Dividend Payment Date.

          "Interest Periods" shall mean the periods (i) in the case of the first Interest Period, from the date hereof to but excluding December 31, 1997, and in the case of each subsequent Interest Period, from the last Business Day of a calendar quarter to but excluding the last Business Day of the following calendar quarter or, if earlier, the maturity date of this Subordinated Promissory Note.

          "Lien" shall mean, with respect to EEX Capital or MIStS Issuer, any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Properties. For the purposes of this Subordinated Promissory Note, each of EEX Capital and MIStS Issuer shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

          "Majority Holders" shall mean, on any date of determination, Holders holding more than fifty percent (50%) of the aggregate Liquidation Preference of the Preferred Securities then outstanding, considered as if such securities were of a single class and a single issuer.

          "Material Adverse Effect" shall mean any material and adverse change in the financial condition, business or results of operations of EEX and its Subsidiaries taken as a whole which makes them unable to perform their obligations under the Operative Documents.

          "MIStS Issuer LLC Agreement" shall mean the Second
     Amended and Restated Limited Liability Company
     Agreement of MIStS Issuer dated as of September 29,
     1997, as the same may be amended or restated from time to time.

          "Operative Documents" shall mean the documents described on Schedule 1 of this Subordinated Promissory
     Note and all amendments, supplements, renewal, extensions, rearrangements, and replacements thereof.

          "Person" shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

          "Placement Agent" shall mean UBS Securities LLC, in such capacity under the Subscription Agreement and any successors in such capacity.

          "Preferred Securities" shall mean, collectively, on any date of determination, the issued and outstanding Preferred Stock and the issued and outstanding Preferred Interests, each as defined in the Subscription Agreement.

          "Prohibited Indebtedness" shall mean any
     Indebtedness of or guaranteed by EEX Capital or MIStS Issuer other than (a) the Indebtedness evidenced by this Subordinated Promissory Note (and subordinated promissory notes issued in replacement hereof in accordance with Section 4.02), (b) additional Indebtedness of EEX Capital and/or MIStS Issuer to EEX, one another or another Affiliate not to exceed $10,000,000 in aggregate principal amount, and (c) Hedging Obligations permitted under Section 4.03(f) of this Subordinated Promissory Note.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Responsible Officer" shall mean, as to EEX or any Subsidiary, the Chief Executive Officer, the President or any Vice President of EEX Capital and, with respect to financial matters, the term "Responsible Officer" shall include the Chief Financial Officer, Controller, Vice President, Finance, Treasurer or Treasury Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of EEX.

          "Special Entity" shall mean any joint venture, limited liability company, general or limited partnership or any other type of partnership or company in which EEX or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns at least a majority of the equity of such entity.

          "Subscription Agreement" shall mean the Preferred
     Interests and Preferred Stock Subscription Agreement dated as of September 29, 1997 by and among EEX, EEX
     Capital, MIStS Issuer and UBS Securities, LLC, individually and as Placement Agent for the holders of the Preferred Securities, as the same may be amended, supplemented, restated or replaced from time to time.

          "Subsidiary" shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

          "Subsidiary Guarantor" shall mean any Subsidiary or Special Entity that has executed a Subsidiary
     Guaranty Agreement.

          "Subsidiary Guaranty Agreement" shall mean any Guaranty Agreement executed by a Subsidiary or a Special Entity as required by Section 3.08 of Schedule 1 of the EEX Guaranty Agreement as such agreement may be amended, supplemented or restated from time to time.


                            Article II

                Payments of Principal and Interest

          Section 2.01 Repayment. Subject to the Subordination Agreement, EEX Capital will pay to MIStS Issuer the aggregate principal amount outstanding under this Subordinated Promissory Note upon demand, or if no demand has been made, on August 4, 2005.

          Section 2.02  Interest.

          (a) Regular Interest. Subject to the Subordination Agreement, EEX Capital will pay to MIStS Issuer interest on the unpaid principal amount of this Subordinated Promissory Note for each Interest Period equal to the sum of the Dividends and Additional Amounts owing for the coterminous Dividend Period for the Preferred Interests whether or not such Dividends or Additional Amounts are declared or paid.

          (b)  Interest Payments.  Accrued interest on this
     Subordinated Promissory Note shall be payable on each Interest Payment Date, commencing on the Interest Payment
     Date occurring on December 31, 1997.

          Section 2.03 Prepayments. Subject to the terms of the Subordination Agreement:

          (a) Optional Prepayments. EEX Capital may prepay principal on this Subordinated Promissory Note upon ten (10) Business Days' prior notice to MIStS Issuer and the Placement Agent which notice shall specify the prepayment date (which shall be a Dividend Payment Date) and the amount of the prepayment (which shall be at least $5,000,000 or any whole multiple of $100,000 in excess thereof or the remaining aggregate principal balance outstanding on this Subordinated Promissory Note) and shall be irrevocable and effective only upon receipt by MIStS Issuer, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date.

          (b) Penalties; Premium. Prepayments permitted under this Section 2.03 shall be without premium or penalty, except for an amount equal to any Additional Amounts required to be paid by MIStS Issuer in connection with a corresponding redemption of the Preferred Interests.

          Section 2.04 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by EEX Capital under this Subordinated Promissory Note shall be made in Dollars, in immediately available funds, to the Collection Account, not later than 1:00 p.m. (Central time) on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim. If the due date of any payment under this Subordinated Promissory Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          Section 2.05  Taxes.

          (a) Payments Free and Clear. Any and all payments by EEX Capital hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, including, taxes imposed on MIStS Issuer's income, and franchise or similar taxes imposed on MIStS Issuer, (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If EEX Capital shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to MIStS Issuer (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this
     Section 2.05) MIStS Issuer shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) EEX Capital shall make such deductions and
     (iii) EEX Capital shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

          (b) Other Taxes. In addition, to the fullest extent permitted by applicable law, EEX Capital agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Subordinated Promissory Note (hereinafter referred to as "Other Taxes").

          (c) indemnification. to the fullest extent permitted by applicable law, EEX Capital will indemnify MIStS Issuer for the full amount of Taxes and Other Taxes (including, but not limited to, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this section 2.05) paid by MIStS Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes was not correctly or legally asserted and MIStS Issuer's payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct. any payment pursuant to such indemnification shall be made within thirty (30) days after the date MIStS Issuer makes written demand therefor. if MIStS Issuer receives a refund or credit in respect of any Taxes or Other Taxes for which EEX Capital has received payment from EEX Capital it shall promptly notify EEX Capital of such refund or credit and shall, if no default has occurred and is continuing, within thirty (30) days after receipt of a request by EEX Capital (or promptly upon receipt, if EEX Capital, has requested application for such refund or credit pursuant hereto), pay an amount equal to such refund or credit to EEX Capital, without interest (but with any interest so refunded or credited), provided that EEX Capital agrees to return such refund or credit (plus penalties, interest or other charges) to MIStS Issuer in the event MIStS Issuer is required to repay such refund or credit.


                           ARTICLE III

                  Representations and Warranties

     EEX Capital represents and warrants to MIStS Issuer that:

          Section 3.01  Corporate Existence.  EEX Capital:
(i) is duly organized, legally existing and in good standing as a corporation under the laws of Delaware; (ii) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

          Section 3.02 No Breach. Neither the execution and delivery of this Subordinated Promissory Note, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the certificate of incorporation of EEX Capital, or any Governmental Requirement or any agreement or instrument for borrowed money to which EEX Capital is a party or by which it is bound or to which it or its Properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of EEX Capital pursuant to the terms of any such agreement or instrument.

          Section 3.03 Authority. EEX Capital has all necessary power and authority to execute, deliver and perform its obliga-tions under this Subordinated Promissory Note; and the execution, delivery and performance by EEX Capital of this Subordinated Promissory Note have been duly authorized by all necessary action on its part; and this Subordinated Promissory Note constitutes the legal, valid and binding obligation of EEX Capital, enforce-able in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally.

          Section 3.04 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by EEX Capital of this Subordinated Promissory
Note or for the validity or enforceability thereof.

          Section 3.05 Use of Proceeds. The proceeds of the Existing Note were used to purchase preferred stock from EEX with EEX receiving all of the $150,000,000. EEX Capital is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation G, U or X of the Board of Governors of the Federal Reserve System). Following application of the proceeds of this Subordinated Promissory Note, not more than 25 percent of the value of the assets of EEX Capital, which are subject to any arrangement with MIStS Issuer (herein or otherwise) whereby EEX Capital's right or ability to sell, pledge or otherwise dispose of assets is in any way restricted, will be margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).


                            ARTICLE IV

                            Covenants

     EEX Capital covenants and agrees that, until payment in full of the principal outstanding on the Subordinated Promissory Note, all interest thereon and all other amounts payable by EEX Capital under this Subordinated Promissory Note:

          Section 4.01 Maintenance, Etc. EEX Capital shall preserve and maintain its corporate existence and all of its material rights, privileges and franchises and comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect.

          Section 4.02 Further Assurances. EEX Capital will cure promptly any defects in the creation and issuance of this Subordinated Promissory Note. At the request of MIStS Issuer, EEX Capital will promptly issue a new subordinated promissory note to replace this Subordinated Promissory Note upon the same terms as set forth herein, but dated as of the date requested by MIStS Issuer.

          Section 4.03  Indebtedness, Liens, Etc..  EEX Capital
will not, and will not permit MIStS Issuer to:

          (a) create, incur, assume or suffer to exist any Prohibited Indebtedness or any Lien on any of its Properties
     (now owned or hereafter acquired);

          (b) make or permit to remain outstanding any loans or advances to or investments in any Person, except for (i) in the case of EEX Capital, the EEX Subordinated Note and the common membership of MIStS Issuer, and (ii) in the case of MIStS Issuer, this Subordinated Promissory Note;

          (c) declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, return any capital to its members or make any distribution of its assets to its members, in each case, expect (i) in the case of EEX Capital, as provided in the Certificate of Designations, and (ii) in the case of MIStS Issuer, as provided in the MIStS Issuer LLC Agreement;

          (d)  conduct any business other than as permitted in
     (i) in the case of EEX Capital, the Certificate of Designations, and (ii) in the case of MIStS Issuer, the MIStS Issuer LLC Agreement;

          (e) own any Property other than (i) in the case of EEX Capital, its common membership of MIStS Issuer and the EEX Subordinated Note, and (ii) in the case of MIStS Issuer, this Subordinated Promissory Note and the EEX Guaranty Agreement;

          (f) create, incur, assume or suffer to exist any lease obligation or suffer to exist any Hedging Agreements except Hedging Agreements relating to interest rates which, when in effect, have, in the aggregate, a notional amount not in excess of the principal amount of this Subordinated Promissory Note;

          (g) merge into or consolidate with any Person except that MIStS Issuer may merge with and into EEX Capital, or sell any of its Property if such merger, consolidation or sale would result in a Default or Event of Default hereunder;

          (h) issue any equity securities other than the Preferred Securities and the equity securities issued to EEX at the formation of EEX Capital L.L.C.; or

          (i) create any partnership, joint venture, limited liability company or partnership, subsidiary or any other
     Person of any kind, other than MIStS Issuer.


                            ARTICLE V

                   Events of Default; Remedies

          Section 5.01  Events of Default.  One or more of the
following events shall constitute an "Event of Default":

          (a) EEX Capital shall default in the payment or prepayment of any principal, interest or other amounts owing under this Subordinated Promissory Note when due and such default shall continue unremedied for a period of thirty
     (30) days; or

          (b) a "Maturing Event" under and as defined in the EEX Subordinated Note shall occur, a "Voting Rights Trigger Event" under and as defined in Section 8.1(b) of the MIStS Issuer LLC Agreement shall occur, or an "Event of Default" under and as defined in the EEX Syndicated Credit Agreement shall occur; or

          (c) any representation, warranty or certification made or deemed made herein or in any other Operative Documents by EEX, any Subsidiary, EEX Capital or MIStS Issuer, or any certificate furnished to MIStS Issuer pursuant to the provisions hereof or any other Operative Documents, shall prove to have been false or misleading as of the time made, deemed made or furnished in any material adverse respect; or

          (d)  EEX Capital or MIStS Issuer shall incur any
     Prohibited Indebtedness; or

          (e) EEX or any of its Subsidiaries shall default in the performance of any of its obligations under any other
     Operative Document or EEX Capital shall default in the performance of any of its obligations under any other
     Section of this Subordinated Promissory Note not covered by
     Section 5.01(a), (b), (c) or (d) and such default shall continue unremedied for a period of sixty (60) days after the earlier to occur of (i) notice thereof to EEX by MIStS
     Issuer or the Placement Agent, as MIStS Issuer's attorney-in-fact, or
     (ii) a Responsible Officer of EEX otherwise becoming aware of such default; or

          (f) EEX, EEX Capital or MIStS Issuer shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (g) EEX, EEX Capital or MIStS Issuer shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property,
     (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition, as debtor, seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or
     (vi) take any corporate or partnership action for the purpose of effecting any of the foregoing;

          (h) a proceeding or case shall be commenced, without the application or consent of EEX, EEX Capital or MIStS
     Issuer in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of EEX, EEX Capital or MIStS Issuer of all or any substantial part of its Property, or (iii) similar relief in respect of EEX, EEX Capital or MIStS Issuer under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against EEX, EEX Capital or MIStS Issuer shall be entered in an involuntary case under the Federal Bankruptcy Code; or

          (i) the Guaranty Agreements after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, except to the extent permitted by the terms of this Subordinated Promissory Note, or EEX or any Subsidiary Guarantor shall so state in writing, or EEX or any Subsidiary Guarantor shall default on any of its obligations and covenants thereunder; or

          (j) either (i) EEX shall cease to own 100% of the common stock of EEX Capital, or (ii) EEX Capital shall cease to own 100% of the common membership interests of MIStS Issuer (other than as a result of a merger of MIStS Issuer with and into EEX Capital); or

          (k)  any Change of Control shall occur.

          Section 5.02  Remedies.

          (a) In the case of an Event of Default other than one referred to in clauses (f), (g), or (h) of Section 5.01, subject to the terms of the Subordination Agreement, MIStS Issuer may declare (or the Placement Agent, as MIStS Issuer's attorney-in-fact, may declare), by notice to EEX Capital the principal amount then outstanding of, and the accrued interest on, this Subordinated Promissory Note and all other amounts payable by EEX Capital hereunder and under this Subordinated Promissory Note to be forthwith due and payable, whereupon such amounts shall, subject to the terms of the Subordination Agreement, be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by EEX Capital.

          (b) In the case of the occurrence of an Event of Default referred to in clauses (f), (g), or (h) of Section 5.01, the principal amount then outstanding of, and the accrued interest on, this Subordinated Promissory Note and all other amounts payable by EEX Capital hereunder and under this Subordinated Promissory Note shall become automatically, immediately due and, subject to the terms of the Subordination Agreement, payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by EEX Capital.

          (c) All proceeds received after maturity of this Subordinated Promissory Note, whether by acceleration or otherwise, shall be applied first to reimbursement of expenses and indemnities provided for in this Subordinated Promissory Note; second to accrued interest on this Subordinated Promissory Note; third to principal outstanding on this Subordinated Promissory Note; and any excess shall be paid to EEX Capital or as otherwise required by any Governmental Requirement.


                            Article VI

                          Miscellaneous

          Section 6.01 Waiver. EEX Capital hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith. No failure on the part of MIStS Issuer or the Placement Agent, as MIStS Issuer's attorney-in-fact, to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Subordinated Promissory Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Subordinated Promissory Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. EEX Capital agrees that the statute of limitations for any action to enforce payment of this Subordinated Promissory Note shall not begin to run until the earlier of August 4, 2005 or the date that a payment under this Subordinated Promissory Note is actually demanded in writing by MIStS Issuer or the Placement Agent, as MIStS Issuer's attorney-in-fact.

          Section 6.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents hereunder) shall be given or made by telecopy, courier or U.S. Mail or in writing and telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified in the other Operative Documents or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Subordinated Promissory Note or in the other Operative Documents, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice, the earlier of (i) actual receipt by the named addressee or (ii) seven (7) days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

          Section 6.03 Amendments, Etc. Any provision of this Subordinated Promissory Note and the Guaranty Agreements may only be amended, modified or waived with EEX Capital's, MIStS Issuer's, the Placement Agent's and the Majority Holders' prior written consent; provided that (i) no amendment, modification or waiver which extends the maturity of the interest payment dates, forgives the principal amount of any Indebtedness outstanding under this Subordinated Promissory Note or the Guaranty Agreements, releases or materially diminishes the liabilities under any Guaranty Agreement, reduces the interest payable to MIStS Issuer generally, affects this Section 6.03 or modifies the definition of "Majority Holders" or any provision which by its terms requires the consent or approval of all of the Holders shall be effective without consent of all Holders; (ii) no amendment, modification or waiver which modifies the rights, duties or obligations of the Placement Agent shall be effective without the consent of the Placement Agent, and (iii) no amendment, modification or waiver which extends the maturity of this Subordinated Promissory Note shall be effective without the consent of all of the Holders.

          Section 6.04  Successors and Assigns.  This
Subordinated Promissory Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          Section 6.05 Invalidity. In the event that any one or more of the provisions contained in this Subordinated Promissory Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Subordinated Promissory Note.

          Section 6.06 Survival. The obligations of the parties under Section 2.05, shall survive the repayment of this Subordinated Promissory Note. To the extent that any payments on the Indebtedness evidenced by this Subordinated Promissory Note or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness evidenced by this Subordinated Promissory Note so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Liens, security interests, rights, powers and remedies under this Subordinated Promissory Note shall continue in full force and effect. In such event, this Subordinated Promissory Note shall be automatically reinstated and EEX Capital shall take such action as may be reasonably requested by MIStS Issuer or the Placement Agent to effect such reinstatement.

          Section 6.07  Governing Law; Submission to Jurisdiction.

          (a) This Subordinated Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules thereof.

          (b) Any legal action or proceeding with respect to this Subordinated Promissory Note may be brought in the courts of the state of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Subordinated Promissory Note, EEX Capital hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. EEX Capital hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude MIStS Issuer or the Placement Agent, as MIStS Issuer's attorney-in-fact, from obtaining jurisdiction over EEX Capital in any court otherwise having jurisdiction.

          (c) Nothing herein shall affect the right of MIStS Issuer or the Placement Agent, as MIStS Issuer's attorney-in-fact, to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against EEX Capital in any other jurisdiction.

          (d) EEX Capital hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Subordinated Promissory Note and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and
(iv) acknowledges that it has been induced to enter into this Subordinated Promissory Note, among other things, the mutual waivers and certifications contained in this Section 6.07.

          Section 6.08 Placement Agent's Rights. The Placement Agent, as MIStS Issuer's attorney-in-fact, has the right in certain circumstances set forth in the Subscription Agreement, to make demand on or exercise remedies under this Subordinated Promissory Note.


                      <Signature Page Next>
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     Executed as of the date first written above.


                                   EEX CAPITAL INC.


                                   By:  /s/ J. T. Leary
                                        --------------------------
                                        J.T. Leary
                                        Vice President, Finance
                                        and Treasurer



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                            Schedule 1

                   List of Operative Documents


1. Subordinated Promissory Note dated September 29, 1997 issued by EEX Capital in favor of MIStS Issuer in the face principal amount of $75,000,000.

2. Subordinated Promissory Note dated September 29, 1997 issued by EEX in favor of EEX Capital in the face principal amount of $150,000,000.

3. Each of the Transaction Documents (under and as defined in the Subscription Agreement).